Exhibit (n)(3)

Consent of Independent Registered Public Accounting Firm

The Members
Senior Secured Loan Fund LLC:

We consent to the use of our report dated April 16, 2015, except for Note 10, as to which the date is July 2, 2015, with respect to the balance sheets of Senior Secured Loan Fund LLC as of December 31, 2014 and 2013, and the related statements of operations, changes in members’ capital, and cash flows in each of the years in the two year period ended December 31, 2014, incorporated herein by reference and to the reference to our firm under the heading Independent Registered Public Accounting Firm in the registration statement.

/s/ KPMG LLP

Los Angeles, California
October 27, 2015